Exhibit 10(ZZ)
Execution Copy

COMMITMENT AGREEMENT
by and among
SOLUTIA, INC.
and
THE INVESTORS SET FORTH HEREIN
Dated as of October 15, 2007

i

		Page
Section 12.	Assignment; Third Party Beneficiaries	24
Section 13.	Prior Negotiations; Entire Agreement	25
Section 14.	GOVERNING LAW; VENUE	25
Section 15.	Counterparts	25
Section 16.	Waivers and Amendments	25
Section 17.	Headings	25
Section 18.	Specific Performance	25
Section 19.	Voting Restriction	25

Schedule I	Index of Defined Terms
Exhibit A	Rights Offering Procedures
Exhibit B	Settlement Term Sheet
Exhibit C	Registration Rights Agreement Terms
Exhibit D	Exit Facility Terms

COMMITMENT AGREEMENT

This Commitment Agreement (this “Agreement”), dated as of October 15, 2007, is made by and among, (i) Solutia Inc., a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”) and (ii) Highland Crusader Holding Corporation, a Delaware corporation, Longacre Fund Management, L.L.C., a Delaware limited liability company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, GMAM Investment Funds Trust II, a trust organized under the laws of New Hampshire, ReCap International (Master) Ltd., a company organized under the laws of the British Virgin Islands, Institutional Benchmarks Series (Master Feeder) Ltd., a Bermuda segregated accounts company, solely with respect to the Muscida series, Southpaw Asset Management LP, a Delaware limited partnership and UBS Securities LLC, a Delaware limited liability company (the entities referred to in this clause (ii), collectively, the “Investors”). Each capitalized term used herein but not defined herein shall have the meaning given to it in the Fourth Amended Plan of Reorganization (the “Existing Plan”) of the Company and the other debtors therein submitted to the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on July 9, 2007.

WHEREAS, the Company proposes to conduct a rights offering (the “Rights Offering”) whereby each Eligible Holder (including any Equity Holder who has purchased General Unsecured Claims of less than $100,000 from General Unsecured Creditors pursuant to such Equity Holder’s election) of a Noteholder Claim or a General Unsecured Claim (each an “Eligible Holder”), pursuant to the Rights Offering Procedures filed with the Bankruptcy Court in connection with the Disclosure Statement relating to the Amended Plan (as defined herein) and attached hereto as Exhibit A (the “Rights Offering Procedures”) shall be offered the right (each, a “Right”) to purchase, on a pro rata basis, based upon the amount of their respective pre-petition claims, up to 15,936,703 shares (each a “Share”) of New Common Stock at a purchase price of $13.33 per Share (the “Purchase Price”); provided, that the number of Shares available for purchase pursuant to the Rights will be increased by the number of Direct Purchase Shares (as defined below) that the Investors do not purchase pursuant to the Direct Purchase Right (as defined below);

WHEREAS, each holder of Rights who exercises in full its Rights will be entitled, on a pro rata basis, to subscribe for additional Shares at a price per share equal to the Purchase Price, to the extent that other holders of Rights do not exercise all of their respective Rights; and

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, the Investors have agreed to purchase, and the Company agrees to sell, for a price per share equal to the Purchase Price, a number of Shares equal to (i) the number of shares of New Common Stock offered pursuant to the Rights Offering and the Direct Purchase Right and not validly subscribed for and purchased pursuant to the Rights Offering Procedures (such Shares in the aggregate, the “Unsubscribed Shares”) and (ii) at the option of each Investor, the Direct Purchase Shares.

In consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investors agree as follows:

Section 1.  The Rights Offering.

(a) Rights Offering Procedures; Amended Plan.  The Company will conduct the Rights Offering pursuant to the Rights Offering Procedures, as such may be amended from time to time provided that any such amendment is reasonably satisfactory to the Investors, and an amended plan of reorganization (the “Amended Plan”) which shall be in form and substance reasonably satisfactory to the Investors and include only those revisions, modifications and amendments to the Existing Plan as necessary to incorporate the transactions contemplated by this Agreement and the other proposed transactions described in the term sheet attached hereto as Exhibit B (the “Settlement Term Sheet”) and such other revisions, modifications and amendments that the Company deems necessary or appropriate and that shall not (i) materially adversely affect the obligations or rights of the Investors hereunder, (ii) cause any representation or warranty contained herein to be incorrect in any material respect or (iii) be inconsistent with the terms of the Settlement Term Sheet. To the extent that the Investors object to any amendments or modifications to the Rights Offering Procedures or the Amended Plan, then they shall provide the Company and the Creditors’ Committee with written notice of such objections with two (2) Business Days after the filing of such amended or modified Rights Offering or Amended Plan, which shall be delivered by the Company to the Investors by email promptly upon filing.

(b) Rights Exercise Period; Expiration Time.  In connection with the Amended Plan, the Company shall issue Rights to purchase up to 15,936,703 Shares in the aggregate, subject to increase by the number of Direct Purchase Shares not purchased by the Investors pursuant to the Direct Purchase Right. The Rights Offering shall be conducted in accordance with the terms of the Rights Offering Procedures. The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the date that the Rights Exercise Forms (as defined in the Rights Offering Procedures) are mailed to the Eligible Holders and ending on the deadline specified in the Rights Offering Procedures (the “Expiration Time”). In accordance with the Rights Offering Procedures, after the Expiration Time, the Company shall deliver to each Eligible Holder a notice (a “Purchase Notice”) setting forth the number of shares of New Common Stock such Eligible Holder is entitled to purchase, such Holders’ Total Exercise Price (as defined in the Rights Offering Procedures) and instructions for payment of the Total Exercise Price. Eligible Holders who receive the Purchase Notice shall be required to pay their Total Exercise Price on or prior to the deadline for payment set forth in the Purchase Notice (the “Payment Date”), which amount shall be held in escrow by the Company until the Effective Date.

(c) Over-Allotment Right.  Each Eligible Holder who exercises in full its Rights will have the right (an “Over-Allotment Right”) to subscribe for additional Shares at a price per share equal to the Purchase Price pursuant to the instructions set forth in the Rights Offering Procedures to the extent that other Eligible Holders elect not to exercise all of their respective Rights in full. If the number of Shares remaining after the exercise of all Rights is not sufficient to satisfy all requests for Shares under the Over-Allotment Rights, the Eligible Holders who exercised their Over-Allotment Rights will be allocated such remaining Shares on a pro rata basis as set forth in the Rights Offering Procedures.

(d) Issuance of Shares.  Upon the effective date of the Amended Plan (the “Effective Date”), the Company will issue the Shares to the Eligible Holders with respect to which Rights and Over-Allotment Rights were validly exercised by such holder. If the exercise of a Right or Over-Allotment Right would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock to be issued in respect of such Right will be rounded down to the next whole share.

(e) Commitment Notice; Satisfaction Notice; Payment Notice.  The Company will give the Investors by electronic facsimile transmission the certification by an officer of the Company conforming to the requirements specified herein for such certification of either (i) the number of Unsubscribed Shares and the aggregate purchase price therefor (a “Commitment Notice”) or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the Backstop Commitment (as defined in Section 2) is terminated (a “Satisfaction Notice”) as soon as practicable and, in any event, within 3 Business Days after the Payment Date (the date of transmission of confirmation of a Commitment Notice or a Satisfaction Notice, the “Determination Date”). If the number of Unsubscribed Shares specified in the Commitment Notice increases following the Payment Date as a result of non-payment on the Payment Date by an Eligible Holder that exercised Rights or Over-Allotment Rights, as promptly as practicable following the Payment Date and in any event within 7 Business Days following the Payment Date, the Company give the Investors by electronic facsimile transmission a revised Commitment Notice specifying the correct number of Unsubscribed Shares and the aggregate Purchaser Price therefor.

Section 2.  The Backstop Commitment.

(a) Backstop Commitment.  On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 7:

(i) Backstop Commitment; Commitment Percentage.  Each Investor agrees, severally and not jointly, to subscribe for and purchase on the Effective Date, and the Company agrees to sell and issue, at a price per share equal to the Purchase Price, a number of Shares equal to the product of (i) such Investor’s Commitment Percentage (as defined below) and (ii) all Unsubscribed Shares (the “Backstop Commitment”). For purposes of this Agreement, an Investor’s “Commitment Percentage” shall mean the percentage next to such Investor’s name set forth on Schedule II which percentage represents such Investor’s purchase obligations hereunder, subject to any adjustment pursuant to Section 2(a)(ii) below.

(ii) Default Purchase Right.  If and to the extent that any one Investor or multiple Investors do not fully and timely satisfy its or their obligations in respect of the Backstop Commitment as required under Section (2)(a)(i) (an “Investor Default”, and each such Investor, a “Defaulting Investor”), then each of the remaining Investors (the “Non-Defaulting Investors”) shall have the right (the “Default Purchase Right”), but not the obligation, to purchase at a price per share equal to the Purchase Price, up to a number of Shares equal to the product of (A) the quotient determined by dividing the Commitment Percentage of such Non- Defaulting Investor by the aggregate Commitment Percentage owned by all Non-Defaulting Investors electing to exercise their Default Purchase Right and (B) the number of Shares not purchased by all Defaulting Investors (“Default Shares”). As soon as practicable after an Investor Default, the Company will send a notice to each Non-Defaulting Investor, specifying the number of Shares subject to the Default Purchase Right. Each Non-Defaulting Investor will have 2 Business Days from receipt of such notice to elect to exercise the Default Purchase Right by notifying the Company in writing of its election and specifying the maximum number of Default Shares (up to the 100% of the Default Shares) that it is electing to purchase. If any Non-Defaulting Investor wishes to purchase less than all the Default Shares such Non-Defaulting Investor is entitled to purchase in accordance with the preceding sentence, the Default Shares shall be allocated among the Non-Defaulting Investors who wish to purchase such available Default Shares on a pro rata basis according to each Non-Defaulting Investor’s Commitment Percentage. If any Non-Defaulting Investors exercise the Default Right, the Commitment Percentage for the Defaulting Investor shall be reduced by the portion of the Backstop Commitment that such Defaulting Investor has failed to fully satisfy and the Commitment Percentage for the Non-Defaulting Investors participating in the Default Right shall be adjusted accordingly to reflect their respective portion of the Default Shares.

(b) Direct Purchase Right.  Each Investor shall have the right (the “Direct Purchase Right”), but not the obligation, to subscribe for and purchase on the Effective Date, and the Company agrees to issue and sell on the Effective Date, a number of Shares equal to up to the product of (A) the quotient determined by dividing the Commitment Percentage of each such Investor exercising its Direct Purchase Right by the aggregate Commitment Percentage owned by all Investors electing to exercise their Direct Purchase Right and (B) 2,812,359 shares of New Common Stock, at a price per share equal to the Purchase Price (the shares subscribed for by the Investors, (the “Direct Purchase Shares”). Each Investor may elect to exercise its Direct Purchase Right by notifying the Company in writing of its election on or prior to the 4th Business Day after the Expiration Time and specifying the maximum number of Direct Purchase Shares (up to 100% of the Direct Purchase Shares) that it is electing to purchase. If any Investor wishes to purchase less than all the Direct Purchase Shares such Investor is entitled to purchase in accordance with the preceding sentence, the Direct Purchase Shares shall be allocated among the Investors who wish to purchase such available Direct Purchase Shares on a pro rata basis according to each Investor’s Commitment Percentage. In the event that any Investors do not exercise the Direct Purchase Right, the number of Shares subject to purchase pursuant to exercise of Rights and/or Over-Allotment Rights in the Rights Offering shall be increased by the number of Direct Purchase Shares not purchased by the Investors. The Unsubscribed Shares and the Direct Purchase Shares are herein collectively referred to as the “Investor Shares.”

(c) Backstop Fee.  On the basis of the representations and warranties herein contained, but subject to the entry of an order of the Bankruptcy Court approving this Agreement and the exhibits attached hereto, the payment of the fees and expenses provided for herein, and the release and exculpation of the Investors, their affiliates, representatives and advisors from any liability for participation in the transactions contemplated hereby, by the Registration Rights Agreement and the Amended Plan to the fullest extent permitted under applicable law (the “Agreement Order”), the Company shall pay to the Investors, and each Investor shall have earned as of the date of the payment, a backstop fee (the “Backstop Fee”) to compensate the Investors for the risk of their undertaking herein. The Backstop Fee shall be paid in U.S. dollars, by wire transfer of federal (same day) funds to the accounts specified by the Investors to the Company at least 24 hours in advance as follows: (1) $4,375,000 shall be paid, on the first Business Day following the date of the entry of the

Agreement Order by the Bankruptcy Court, and (2) $1,875,000 shall be paid on the date that the Company enters into a definitive agreement for Exit Financing on terms consistent with or more favorable than the terms set forth on Exhibit D hereto (the “Exit Financing Condition”) in the event that such date occurs prior to December 31, 2007. As provided in Section 10(a)(ii) hereto, in the event that the Company satisfies the Exit Financing Condition, each Investor shall have the right to terminate its Commitment unless the Effective Date has occurred prior to February 28, 2008. As provided in Section 10(a)(iii) hereto, if the Company fails to satisfy the Exit Financing Condition, prior to 3:00 p.m. on December 31, 2007, each Investor shall have the right to terminate its Commitment unless the Company pays the Extension Fee, in which case (i) the Exit Financing Condition shall be waived by each Investor and (ii) each Investor shall have the right to terminate its Commitment unless the Effective Date has occurred prior to March 31, 2008. It is understood that in the event the Agreement Order is appealed, and the highest court to which the Agreement Order was appealed issues a final order vacating or reversing in whole or in part the Agreement Order and further orders disgorgement of all or a portion of the Backstop Fee, each of the Investors shall promptly return to the Company its share (based on its Commitment Percentage) of the portion of the Backstop Fee required to be so disgorged. The Backstop Fee shall be allocated among the Investors in the same proportion as their respective Commitment Percentages. If the Investors receive the Backstop Fee, the Investors shall waive any rights to receive punitive damages in connection with this Agreement and the transactions contemplated hereby. If any Investor votes against confirmation of the Amended Plan in respect of such Investor’s Noteholder Claims and at the time of such vote this Agreement has not been terminated pursuant to Section 10, such Investor shall promptly after submitting its ballot to the Company, return the portion of the Backstop Fee, and any Extension Fee (as defined below), paid to such Investor. Except as set forth herein, the Backstop Fee and any Extension Fee will be nonrefundable when paid. Each Investor who is entitled to cast a ballot on the Amended Plan shall provide copies of such ballots to the Company and the Committee within 5 days after the Voting Deadline.

(d) Transaction Fees and Expenses.

(i) Transaction Expenses.  Upon the entry of the Agreement Order, the Company will reimburse or pay, as the case may be, the fees and out-of-pocket expenses reasonably incurred by the Investors with respect to the negotiation, documentation and execution of the transactions contemplated hereby and the enforcement, attempted enforcement or preservation of any rights or remedies contemplated hereunder, including the filing fee, if any, required by the HSR Act (as defined in Section 5) and expenses related thereto and all Bankruptcy Court and other judicial and regulatory proceedings related to such transactions, and including all reasonable fees and expenses of Stroock & Stroock & Lavan LLP, counsel to the Investors, and separate counsel to each Investor that is a broker-dealer or affiliate thereof (collectively, the “Broker/Dealer Counsel”), together with the reasonable fees and expenses of any other professionals to be retained by the Investors with the prior approval of the Company (which approval shall not be unreasonably withheld) in connection with the transactions contemplated by herein (collectively, “Transaction Expenses”), within 10 days of presentation of an invoice approved by the Investors, without Bankruptcy Court review or further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated; provided, that (1) the aggregate amount of such Transaction Expenses payable to Broker/Dealer Counsel shall not exceed $300,000 and (2) the aggregate amount of such Transaction Expenses payable to Stroock & Stroock & Lavan LLP (“Stroock”) by the Company shall not exceed $1 million unless there are Proceedings (as defined below) in which case such Transaction Expenses relating to such Proceedings payable to Stroock (the “Litigation Expenses”) shall be governed by Section 2(d)(ii). The Company acknowledges and agrees that Haynes and Boone, LLP, counsel to Highland Capital Management, L.P. and its affiliates, is also to be paid Transaction Expenses, and that such Transaction Expenses payable to Haynes and Boone shall be fully paid and are governed by the provisions for payment of Haynes and Boone’s fees in the Settlement Term Sheet and are not included in the calculation of any payments made on behalf of the other Investors hereunder. These obligations are in addition to, and do not limit, the Company’s obligations under Section 8.

(ii) Litigation Expenses.  The Company will provide payment within 10 days of presentation of an invoice of any Litigation Expenses; provided, that the aggregate amount of Litigation Expenses payable to Stroock shall not exceed $1 million exclusive of any Transaction Expenses otherwise payable to Stroock pursuant to Section 2(d)(i). In the event that Stroock is paid Litigation Expenses and a final nonappealable order shall have been entered by the court having jurisdiction over the Proceedings that the Investors involved in such Proceedings are not the prevailing party with respect to the Proceedings (taking into account all claims and recoveries related to the Proceedings), then the Investors involved in the Proceedings shall promptly following such judgment cause to be returned to the Company an amount equal to all Litigation Expenses paid to Stroock. In the event that the Investors are the prevailing party with respect to certain issues in the Proceedings and not others, the court having jurisdiction over the Proceedings shall apportion the Litigation Expenses applicable to the various issues and will direct repayment of such fees as are apportioned to the issues on which the Investors are not the prevailing party and will order that the Litigation Expenses paid to the Investors with respect to the issues on which they are the prevailing party are not subject to disgorgement.

(e) Delivery of Investor Shares.  Delivery of the Investor Shares, if any, will be made by the Company to the account of the Investors (or to such other accounts as the Investors may designate) in book entry form at 9:00 a.m., New York City time, on the Effective Date against payment of the aggregate purchase price for the Shares by wire transfer of federal (same day) funds to the account specified by the Company to the Investors at least 24 hours in advance.

(f) Taxes.  All Investor Shares, if any, will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable law.

(g) Document Delivery.  The documents to be delivered on the Effective Date by or on behalf of the parties hereto and the Unsubscribed Shares will be delivered at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022-4611.

(h) Investor Affiliates.  Notwithstanding anything to the contrary in this Agreement, the Investors, in their sole discretion, may designate that some or all of the Investor Shares be issued in the name of, and delivered to, one or more of their Affiliates or to any other Person.

Section 3.  Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Investors as set forth below. Each representation, warranty and agreement is made as of the date hereof and as of the Effective Date.

(a) Incorporation and Qualification.  The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted, and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so organized, validly existing, qualified or in good standing has not had or would not reasonably be expected to have, a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” shall mean any circumstance, change in or effect on the Company and the Company’s Subsidiaries, taken as a whole, that individually or in the aggregate with all other circumstances, changes in or effects on the Company and the Company’s Subsidiaries, taken as a whole, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including without limitation contingent liabilities), results of operations or the conditions (financial or otherwise) of the Company and the Company’s Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) changes in any statute, rule or regulation after the date hereof, (ii) changes generally affecting the industries in which the Company and its Subsidiaries operate, (iii) changes in laws, GAAP or accounting principles, and (iv) changes after the date hereof resulting from the announcement or the existence of, or compliance with, this Agreement or the Settlement Term Sheet, or the announcement of the Rights Offering, the Amended Plan or any of the other transactions contemplated hereby or thereby; provided, further, that any circumstance, change or effect described in clauses (i), (ii), (iii) or (iv) shall not, either alone or in combination, constitute a “Material Adverse Effect” only if the impact of such circumstance, change or effect on the Company and its Subsidiaries, taken as a whole, is not materially disproportionate as compared to its impact on other participants in the industries in which the Company and its Subsidiaries operate.

(b) Corporate Power and Authority.

(i) The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to entry of the Agreement Order and the Confirmation Order (together, the “Court Orders”) and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Rules 6004(g) and 3020(e) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) respectively, to perform its obligations hereunder, including the issuance of the Rights and Shares. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights and Shares, other than board of directors’ approval of, or other board action to be taken with respect to, the documents to implement the Rights Offering.

(ii) When executed and delivered, the Company will have the requisite corporate power and authority to enter into, execute and deliver the Registration Rights Agreement (as defined in Section 5(m) hereof) and all necessary corporate action required for the due authorization, execution, delivery and, subject to entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(g) and 3020(e), respectively, performance of the Registration Rights Agreement will have been taken by the Company by the Effective Date.

(iii) The Company will have the requisite corporate power and authority to execute the Amended Plan and to file the Amended Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken all necessary corporate actions required for the due authorization, execution, delivery and performance by it of the Amended Plan by the Effective Date.

(c) Execution and Delivery; Enforceability.

(i) This Agreement has been and the Registration Rights Agreement will be duly and validly executed and delivered by the Company, and, upon the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 6004(g), and assuming this Agreement and the Registration Rights Agreement will constitute valid and binding agreements of the other parties hereto and thereto, each such document will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(ii) The Amended Plan will be duly and validly filed with the Bankruptcy Court by the Company and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) Authorized Capital Stock.  On the Effective Date, the authorized capital stock of the Company will consist of 500,000,000 shares of New Common Stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share and the issued and outstanding capital stock of the Company will consist of 59,750,000 shares of New Common Stock. Except as will be provided by the Amended Plan, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (w) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in the Company, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company.

(e) Issuance.  Subject to the approval of this Agreement by the Bankruptcy Court, the distribution of the Rights and issuance of the Shares, including the Investor Shares to be issued and sold by the Company to the Investors hereunder, have been duly and validly authorized and, when the Shares are issued and delivered against payment therefor in the Rights Offering or to the Investors hereunder, will be duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(f) No Conflict.  Subject to the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(g) and 3020(e), as applicable, the distribution of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights and the consummation of the Rights Offering by the Company, the sale, issuance and delivery of the Investor Shares and the execution and delivery (or, with respect to the Amended Plan, the filing) by the Company of this Agreement and the Amended Plan and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by the Investors with their obligations hereunder and thereunder) (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company included in the Amended Plan and as applicable to the Company from and after the Effective Date and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except in any such case described in subclause (i) or (iii) as will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the distribution of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights or to Investors hereunder and the consummation of the Rights Offering by the Company and the execution and delivery by the Company of this Agreement, the Registration Rights Agreement or the Amended Plan or the performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (i) the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(g) and 3020(e), as applicable, (ii) the registration under the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Securities Act”) of resales of the Investor Shares, (iii) filings with respect to and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Act (the “HSR Act”) relating to the placement of Shares with the Investors, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (v) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of the Shares by the Investors or (vi) such consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Arm’s Length.  The Company acknowledges and agrees that the Investors are acting solely in the capacity of arm’s length contractual counterparties to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to, or agents of, the Company or any other person. Additionally, the Investors are not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Investors shall have no responsibility or liability to the Company with respect thereto. Any review by the Investors of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Investors and shall not be on behalf of the Company.

(i) Financial Statements.  The financial statements and the related notes thereto of the Company and its consolidated Subsidiaries included or incorporated by reference in the disclosure statement relating to the Amended Plan (the disclosure statement, as it may be so filed, revised, modified, supplemented or amended from time to time, the “Disclosure Statement”), the documents filed under the Securities Exchange Act of 1934 and the rules and regulation of the Commission thereunder (the “Exchange Act”) with the Commission since December 31, 2004 (the “Exchange Act Documents”), and to be included or incorporated by reference in the Registration Statement (as defined in Section 5(i)) and the Prospectus, comply or will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Bankruptcy Code, as applicable, and present fairly or will present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Exchange Act Documents), and the supporting schedules included or incorporated by reference in the Disclosure Statement and the Exchange Act Documents, and to be included or incorporated by reference in the Registration Statement and the Prospectus, present fairly or will present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Disclosure Statement and the Exchange Act Documents, and to be included or incorporated by reference in the Registration Statement and the Prospectus, has been derived or will be derived from the accounting records of the Company and its Subsidiaries and presents fairly or will present fairly the information shown thereby; and the pro forma financial information and the related notes thereto included or incorporated by reference in the Disclosure Statement and the Exchange Act Documents, and to be included in the Registration Statement and the Prospectus, has been prepared or will be prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Disclosure Statement and the Exchange Act Documents and will be set forth in the Registration Statement and the Prospectus when they become effective. Notwithstanding the foregoing, the Investors acknowledge that the financial position of the Company reflected in the financial information included or incorporated by reference in the Disclosure Statement and the Exchange Act Documents, to be included or incorporated by reference in the Registration Statement and the Prospectus, does not reflect implementation of “fresh start” accounting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” by the American Institute of Certified Public Accountants.

(j) Disclosure Statement and Exchange Act Documents.  The Disclosure Statement, when it was filed with the Bankruptcy Court, and the Exchange Act Documents filed prior to the date of this Agreement, when they became effective or were filed with the Commission, as the case may be, or, if amended prior to the date hereof, when they were so amended, conformed in all material respects, in the case of the Disclosure Statement, to the Bankruptcy Code, and in the case of the Exchange Act Documents, to the requirements of the Securities Act or the Exchange Act, as applicable, and none of such Disclosure Statement or Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Disclosure Statement or the Prospectus, as the case may be, or any future amendments thereto, when such documents become effective or are filed with the Bankruptcy Court or the Commission, as the case may be, will conform in all material respects to, in the case of the Disclosure Statement, the requirements of the Bankruptcy Code, and in the case of documents filed under the Exchange Act, the requirements of the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) Preliminary Prospectus.  Each Preliminary Prospectus, at the time of filing thereof, will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Investors furnished to the Company in writing by the Investors expressly for use in any Preliminary Prospectus. For purposes of this Agreement, the term “Preliminary Prospectus” shall mean each prospectus included in such registration statement (and any amendments thereto) before it becomes effective, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Registration Statement, at the time of their respective effectiveness that omits Rule 430A Information, and the term “Prospectus” means the prospectus in the form first used to confirm sales of the Shares.

(l) Registration Statement and Prospectus.  As of the effective date of the Registration Statement (as defined in Section 5(i)), the Registration Statement will comply in all material respects with the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the applicable filing date of the Prospectus and any amendment or supplement thereto and as of the Effective Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Investors furnished to the Company in writing by the Investors expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.

(m) Absence of Certain Changes.  Since March 6, 2007, other than as disclosed in the Exchange Act Documents or the Disclosure Statement, and except for the transactions contemplated hereby or by the Settlement Term Sheet:

(i) no event, fact or circumstance has occurred which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) there has not been any material change in the capital stock or long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock;

(iii) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole; and

(iv) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority,

(n) Descriptions of the Transaction Documents.  The statements in the Registration Statement and the Prospectus insofar as they purport to constitute summaries of each of this Agreement, the Registration Rights Agreement, the Amended Plan, the Agreement Order and the Confirmation Order (collectively, the “Transaction Documents”), will constitute accurate statements in all material respects.

(o) No Violation or Default.  The Company is in compliance with its charter and bylaws and each Subsidiary of the Company is in compliance in all material respects with its charter and bylaws or similar organizational documents. Neither the Company nor any of its Subsidiaries is: (i) except as a result of the Chapter 11 Proceedings (as defined below), in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (ii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (ii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, “Chapter 11 Proceedings” shall mean the chapter 11 cases jointly administered as Case No. 03-17949 (PCB) in the Bankruptcy Court, In re Solutia Inc., et al., Debtors.

(p) Legal Proceedings.  Except as described in the Disclosure Statement or the Exchange Act Documents, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is or may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents; no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and as of the date hereof, (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Exchange Act to be described in the Exchange Act Documents that are not so described and (ii) there are no statutes, regulations or contracts or other documents that are required under the Exchange Act to be filed as exhibits to the Exchange Act Documents or described in the Exchange Act Documents that are not so filed or described.

(q) Independent Accountants.  Deloitte & Touche LLP (the “Independent Accountants”), who have certified certain financial statements of the Company and its Subsidiaries are independent public accountants with respect to the Company and its Subsidiaries as required by the Securities Act.

(r) Title to Intellectual Property.  The Company and its Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own or possess any such rights would not reasonably be expected to have a Material Adverse Effect; and, except as would not reasonably be expected to have a Material Adverse Effect, the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its Subsidiaries have not received any notice of any material claim of infringement or conflict with any such material rights of others.

(s) No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Exchange Act Documents and that are not described, except for the relationships contemplated by this Agreement, the Settlement Term Sheet and the Amended Plan.

(t) Investment Company Act.  As of the date hereof, the Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(u) Licenses and Permits.  The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Statement and the Exchange Act Documents, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and, except as described in the Disclosure Statement and the Exchange Act Documents and except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(v) Compliance With Environmental Laws.  The Company and its Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of each of the clauses (i), (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect.

(w) Compliance With ERISA.  Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to comply with such applicable statutes, orders, rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect, no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption, except such transactions that would not, individually or in the aggregate, have a Material Adverse Effect; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

(x) Accounting Controls.  The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(y) Insurance.  The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and its Subsidiaries; and, as of the date hereof, neither the Company nor any of its Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(z) No Unlawful Payments.  Neither the Company nor any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case (other than clause (iii)) as would reasonably be expected to have a Material Adverse Effect.

(aa) No Restrictions on Subsidiaries.  Except as (i) described in the Disclosure Statement, (ii) otherwise set forth in the record of the Chapter 11 Proceedings or (iii) as provided in (A) that certain Financing Agreement, dated as of January 16, 2004, as amended on March 1, 2004, July 20, 2004, June 1, 2005, March 14, 2006 and January 25, 2007, among the Company and Solutia Business Enterprises, as borrowers, all of the Debtors, as guarantors, Citicorp USA Inc., as administrative, collateral and documentation agent, and

Citibank, N.A., as Issuer and the lenders party thereto, (B) the Exit Facility, (C) that certain (Euro)200,000,000 Facility Agreement, amended and restated as of September, 2006, between Solutia Europe S.A./N.V., Solutia Services International S.C.A./Comm. V.A., the guarantors listed therein, Citigroup Global Markets Limited, as mandated lead arranger, the financial institutions listed therein, as the original lenders, KBC Bank N.V. as agent for the finance parties and Citibank N.A. as security agent for the secured parties and (D) that certain $225,000,000 Syndication and Amendment and Restatement Agreement dated May 23, 2007 for Flexsys Holding B.V., arranged by KBC Bank N.V. and Citigroup Global Markets Limited with KBC Bank N.V. acting as Agent, and subject to the Bankruptcy Code, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

(bb) No Broker’s Fees.  Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries or the Investors for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement

(cc) No Registration Rights.  Except as will be expressly provided in the Registration Rights Agreement or the Disclosure Statement, no person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Rights and the Shares.

(dd) No Stabilization.  The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(ee) Margin Rules.  Neither the issuance, sale and delivery of the Rights or the Shares nor the application of the proceeds thereof by the Company as to be described in the Registration Statement and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors

(ff) Forward-Looking Statements.  No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the case of the Disclosure Statement and the Exchange Act Documents, has been made or reaffirmed, and in the case of the Registration Statement and the Prospectus, will be made or reaffirmed, without a reasonable basis or has been disclosed other than in good faith.

(gg) Statistical and Market Data.  Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data to be included in the Disclosure Statement, Registration Statement and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

Section 4.  Representations and Warranties of the Investors.  Each of the Investors, severally and not jointly, represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof and as of the Effective Date.

(a) Organization.  It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Power and Authority.  It has the requisite corporate, limited liability company or similar power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery.  This Agreement has been duly and validly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

(d) Securities Laws Compliance.  The Investor Shares will not be offered for sale, sold or otherwise transferred by it except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws. Each Investor understands that (i) the Investor Shares are being offered and sold to such Investor in reliance upon specific exemptions from the registration requirements of the U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties and covenants of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire its Shares and (ii) the Investor Shares to be purchased by it pursuant to the terms of this Agreement have not been registered under the Securities Act or any state securities law, and except as provided in the Registration Rights Agreement, the Company shall not be required to effect any registration under any U.S. federal or state securities law.

(e) Accredited Investor.  It has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment in the Investor Shares being acquired hereunder. It is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. It understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Shares for an indefinite period of time).

(f) Resale.  The Investor Shares are being acquired under this Agreement by the Investor in good faith solely for its own account and will not be offered for sale, sold or otherwise transferred by the Investor except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(g) Information.  It acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and its Subsidiaries and their respective financial conditions, results of operations, business properties, management and prospects and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligations to the Investors for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

(h) No Broker’s Fees.  It is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against it for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

(d) (i) No Conflict.  The execution and delivery by the Investor of this Agreement and compliance by the Investor with all of the provisions hereof and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws or similar governance documents of the Investor and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Investor or any of its properties, except in any such case described in subclause (i) or (iii) as will not have or would not reasonably be expected to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(j) Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Investor or any of its properties is required for the purchase of the Investor Shares, the execution and delivery by the Investor of this Agreement or the Registration Rights Agreement and the performance of and compliance by the Investor with all of the provisions hereof and thereof or the consummation of the transactions contemplated herein and therein, except (i) the registration under the Securities Act of resales of the Investor Shares, (ii) filings with respect to and the expiration or termination of the waiting period under the HSR Act relating to the placement of Shares with the Investors, (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of the Shares by the Investors or (iv) such consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(k) Arm’s Length.  The Investor acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to the Investor with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering). Additionally, the Investor is not relying on the Company for any legal, tax, investment, accounting or regulatory advice in any jurisdiction, except as specifically set forth in this Agreement. The Investor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Company shall have no responsibility or liability to the Investor with respect thereto.

(l) Legal Proceedings.  There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Investor is a party or to which any property of the Investor is the subject that, individually or in the aggregate, if determined adversely to the Investor, would reasonably be expected to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement; no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Investor, contemplated by any governmental or regulatory authority or threatened by others.

(m) Sufficiency of Funds.  On the Effective Date, each Investor will have available funds sufficient to pay the aggregate purchase price for its share of the Backstop Commitment, as adjusted pursuant to Sections 2(a)(ii) (to the extent applicable).

Section 5.  Additional Covenants of the Company.  The Company agrees with the Investors:

(a) Agreement Motion and Agreement Order.  To file a motion and supporting papers (the “Agreement Motion”) (including an order in form and substance reasonably satisfactory to each of the Investors and providing that the schedules and exhibits be redacted as the Investors reasonably determine to be necessary and appropriate including, without limitation, the names of the Backstop Purchasers and the Commitment Percentages of each) seeking the entry of the Agreement Order. The Agreement Motion shall be filed within 10 Business Days following the signing of this Agreement. The Company agrees that it shall use its reasonable best efforts, subject to any applicable fiduciary duties, to (i) obtain a waiver of Bankruptcy Rule 6004(g) and request that the Agreement Order be effective immediately upon its entry by the Bankruptcy Court, which Agreement Order shall not be revised, modified, or amended by the Confirmation Order for the Amended Plan or any other further order of this Bankruptcy Court, (ii) fully support the Agreement Motion, and any application seeking Bankruptcy Court approval and authorization to pay the fees and expenses hereunder as an administrative expense of the estate, including, but not limited to, filing supporting affidavits on behalf of the Company and/or its financial advisor and providing the testimony of the affiants if needed, and (iii) use its reasonable best efforts to obtain approval of the Agreement Order as soon as practicable following the filing of the motion therefor.

(b) Amended Plan and Disclosure Statement.  To file the Amended Plan and Disclosure Statement in a form that is reasonably satisfactory to each of the Investors, and that is consistent in all material respects with the Settlement Term Sheet, and to use its reasonable best efforts to obtain the entry of the Confirmation Order by the Bankruptcy Court. The Company will authorize, execute, file with the Bankruptcy Court and seek confirmation of, an Amended Plan that (i) is consistent in all respects with this Agreement, (ii) provides for the release and exculpation of the Investors, their affiliates, representatives and advisors to the fullest extent permitted under applicable law (provided, that such release and exculpation shall not prohibit or impede the Company’s ability to assert defenses or counterclaims in connection with or relating to this Agreement), and (iii) has conditions to confirmation and the effective date of the Amended Plan (and to what extent any such conditions can be waived and by whom) that are reasonably consistent with this Agreement. The Company will provide to the Investors and their counsel a copy of the Amended Plan and the Disclosure Statement by email and a reasonable opportunity to review and comment on such documents. In addition, the Company will provide to the Investors and their counsel a copy of the Confirmation Order and a reasonable opportunity to review and comment on such order prior to such order being filed with the Bankruptcy Court.

(c) Rights Offering.  To effectuate the Rights Offering as provided herein and to use reasonable best efforts to seek entry of an order of the Bankruptcy Court, prior to the commencement of the Rights Offering, authorizing the Company to conduct the Rights Offering pursuant to the terms of the Rights Offering Procedures.

(d) Listing.  To use reasonable best efforts to list and maintain the listing of the New Common Stock (and any applicable associated share purchase rights) on the NYSE or Nasdaq Global Select Market.

(e) Notification.  To notify, or to cause Financial Balloting Group, LLC, the Subscription Agent for the Rights Offering (the “Subscription Agent”) to notify the Investors, (i) on each Friday during the Rights Exercise Period and, to the extent reasonably requested by the Investors, on each Business Day during the 5 Business Days prior to the Expiration Time (and any extensions thereto), of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be and (ii) as soon as practicable after the Expiration Time, and in no event later than 1 Business Day following the day of the Expiration Time, the aggregate number of Rights exercised pursuant to the Rights Offering.

(f) Unsubscribed Shares.  To determine the number of Unsubscribed Shares, if any, in good faith, to provide a Commitment Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Shares as so determined and to provide to the Investors a certification by the Subscription Agent of the Unsubscribed Shares or, if such certification is not available, such written backup to the determination of the Unsubscribed Shares as Investors may reasonably request.

(g) Stock Splits, Dividends, etc.  In the event of any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of New Common Stock, the Purchase Price and the number of Unsubscribed Shares to be purchased hereunder will be proportionally adjusted to reflect the increase or decrease in the number of issued and outstanding shares of New Common Stock.

(h) HSR.  To use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement.

(i) Effectiveness of the Registration Statement.  To use its reasonable best efforts to prepare and file, on or prior to the first Business Day following the date of the entry of the Agreement Order by the Bankruptcy Court and in any event no later than November 20, 2007, in cooperation with the Investors, a shelf registration statement on the appropriate form (the “Registration Statement”) covering resales of New Common Stock held by the Investors, and provide the Investors with a reasonable opportunity to review and propose changes to the Registration Statement before the filing with the Commission; to advise the Investors, promptly after it receives notice thereof, of the time when the Registration Statement has been filed or has become effective or any prospectus or prospectus supplement has been filed and to furnish the Investors with copies thereof; to advise the Investors promptly after it receives notice thereof of any comments or inquiries by the Commission (and to furnish the Investors with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or prospectus or for additional information; and to use reasonable best efforts to have the Registration Statement effective on or prior to the Effective Date. The foregoing provisions shall be set forth in the Registration Rights Agreement.

(j) Clear Market.  For a period of 180 days after the Effective Date (the “Restricted Period”), the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock of the Company or such other securities, in cash or otherwise, without the prior written consent of the Investors, except for (A) Rights and New Common Stock issuable upon exercise of Rights, (B) shares of New Common Stock issued upon the exercise of any stock options outstanding as of the Effective Date, (C) the issuance of New Common Stock and other equity interests as set forth in the Settlement Term Sheet and pursuant to the Amended Plan, (D) the grant or issuance of any shares of New Common Stock or other equity securities of the Company or any other securities convertible into or exchangeable for shares of New Common Stock or other equity securities of the Company, including options and warrants in respect of shares of New Common Stock and restricted shares of New Common Stock, in any case, not to exceed, together with any shares of new Common Stock issued pursuant to Section 5(j)(E), 5% of the outstanding New Common Stock and (E) the issuance in the aggregate, together with any shares of new Common Stock issued pursuant to Section 5(j)(D), of up to 5% of the outstanding New Common Stock as of the Effective Date. Notwithstanding the foregoing, if (1) during the last 17 days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions imposed by this Agreement (subject to the exceptions set forth in clauses (A) through (E) of the preceding sentence) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(k) No Stabilization.  The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(l) Reports.  So long as the Investors hold Shares, the Company will furnish to the Investors, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Rights or the Shares, as the case may be, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange to the extent not then available on either the Company’s own website or the website of the Commission.

(m) Registration Rights Agreement.  The Company and the Investors shall use their respective reasonable best efforts to negotiate and execute, as soon as practicable after the date hereof, a registration rights agreement in form and substance reasonably satisfactory to such parties and which shall include the terms set forth in Exhibit C hereto (the “Registration Rights Agreement”). Within five (5) Business Days after execution of the Registration Rights Agreement by the Company and each of the Investors, the Company shall file with the Bankruptcy Court a motion (attaching thereto a copy of the Registration Rights Agreement) seeking Bankruptcy Court approval of the Registration Rights Agreement as promptly as practicable thereafter, it being understood and agreed that the Company may satisfy its obligations under this sentence by seeking Bankruptcy Court approval of the Registration Rights Agreement as part of the process and at the hearing to confirm the Amended Plan (the “Confirmation Hearing”).

(n) Access and Information.  From the date hereof until the Effective Date, subject to any applicable laws, provided that the Investor has executed a confidentiality agreement mutually agreeable to the Company and the Investor, the Company shall at the Investor’s expense, (i) afford any Investor and its representatives access, during regular business hours, upon reasonable advance notice and in a manner as would not be unreasonably disruptive to the business or operations of the Company or any of its Subsidiaries, to the assets, books and records of the Company and its Subsidiaries, (ii) furnish, or cause to be furnished, to the Investor any financial and operating data and other information that is available with respect to the Company and its Subsidiaries as the Investor from time to time reasonably requests and (iii) instruct the employees and the Company’s legal and financial advisors to cooperate with the Investor in its investigation of the Company and its Subsidiaries.

(o) Non-Solicitation.  The Company will not, and will not cause or permit any officer, director, employee or affiliate of the Company to, and will not cause or authorize any advisor or other agent or representative of the Company to, and the Creditors’ Committee and any agent or representative, including its professional advisors will not, directly or indirectly, (i) solicit, encourage or initiate any inquiries, discussions, proposals or offers regarding, (ii) continue, propose or enter into negotiations or discussions with respect to, or (iii) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, commitment or other understanding providing for, any Inconsistent Transaction, and will not respond to any proposal, offer or inquiry made by any person concerning any Inconsistent Transaction (including persons with whom the Company may have had discussions prior to the date hereof), except to advise such person that the Investors have been granted an exclusive right to negotiate concerning the transactions contemplated by this Agreement. The Company and the Creditors’ Committee and any agent or representative, including its professional its advisors further agree to advise the Investors promptly, but in no event more than 48 hours upon receiving any inquiry from any such person (including the identity of any such person, the terms of any proposal and any other relevant information that the Investors reasonably may request), and to supply Investors with a copy of any written offer, proposal or other indication of interest received from any such person. The term “Inconsistent Transaction” means any transaction inconsistent with the Amended Plan or this Agreement, including on terms identical with this Agreement with parties other than those to this Agreement.

(p) Opinion of Counsel For The Company.  Once the Registration Statement has been declared effective, the Company shall cause Kirkland & Ellis LLP, counsel for the Company, to furnish to the Investors, their written (i) opinion that the Registration Statement has been declared effective and complies as to form in all material respects (other than with respect to financial statements and other financial information) and (ii) negative assurance statement customarily received by underwriters in underwritten offerings relating to the Registration Statement and Prospectus, in each case which opinion and negative assurance letter shall state that it is being delivered at the request of the Company and solely in order to assist the Investors in establishing a “due diligence” defense.

Section 6.  Additional Covenants of the Investors.  Each Investor agrees, severally and not jointly, with the Company:

(a) Information.  To provide the Company with such information as the Company reasonably requests regarding the Investors for inclusion in the Registration Statement and the Disclosure Statement.

(b) HSR Act.  To use reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall this Section 6(b) obligate any Investor to dispose or hold separate any of its assets.

(c) Agreement Order.  To use reasonable efforts to facilitate the entry of the Agreement Order.

(d) Inconsistent Transaction.  To not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Amended Plan, the Disclosure Statement or the Confirmation Order of the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Company’s efforts to obtain the entry of court orders consistent with this Agreement.

Section 7.  Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of the Investors.  The obligation of each of the Investors to purchase the Investor Shares pursuant to the Backstop Commitment on the Effective Date are subject to the following conditions:

(i) Agreement Order.  The Agreement Order shall have been entered by the Bankruptcy Court in the form reasonably satisfactory to each of the Company and the Investors, and the Agreement Order shall have become a Final Order.

(ii) Material Adverse Effect.  Since the date hereof, there shall not have occurred any changes or events that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(iii) Inconsistent Transaction.  The Company shall not have made a public announcement, entered into an agreement, or filed any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise supported, any Inconsistent Transaction.

(iv) Confirmation Order.  The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall be in form and substance reasonably satisfactory to the Investors and shall be non-appealable, shall not have been appealed within 10 days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order

(v) Amended Plan and Confirmation Order.  The Amended Plan, as approved, and the Confirmation Order, as entered, in each case by the Bankruptcy Court shall be consistent with the requirements for the Amended Plan and the Confirmation Order set forth in Section 5(b) of this Agreement. Any amendment, modification or change to the Amended Plan or the Confirmation Order after the date of their initial filing with the Bankruptcy Court shall (A) be consistent in all material respects with the Settlement Term Sheet, (B) be consistent in all respects with this Agreement, (C) provide for the release and exculpation of the Investors, their affiliates, representatives and advisors as provided herein and (D) to the extent any amendment, modification or change adversely impacts the Investors, otherwise be in a form that is reasonably satisfactory to each of the Investors. The Company agrees to provide the Investors by email (i) a draft of any proposed amendment, modification or change to the Amended Plan or the Confirmation Order at least three (3) Business Days prior to it being filed with the Bankruptcy Court and (ii) a copy of such amendment, modification or change to the Amended Plan or the Confirmation Order promptly after it is filed with the Bankruptcy Court. The Investors hereby agree to provide the Company and the Creditors’ Committee with written notice of any term of the Amended Plan or the Confirmation Order that does not comply with the foregoing conditions (A) through (D) within two (2) Business Days of receipt of such amendment, modification or change to the Amended Plan or the Confirmation Order being delivered to the Investors pursuant to clause (ii) of the preceding sentence.

(vi) Conditions to Confirmation.  The conditions to confirmation and the conditions to the effective date of the Amended Plan shall have been satisfied or waived, with the consent of the Investors (with such consent not to be unreasonably withheld), by the Company in accordance with the Amended Plan.

(vii) Rights Offering.  The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in accordance with the Rights Offering Procedures and in all material respects in accordance with this Agreement and the Expiration Time shall have occurred.

(viii) Commitment Notice.  The Investors shall have received a Commitment Notice in accordance with Section 1(e) from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased pursuant to the Backstop Commitment.

(ix) Valid Issuance.  The New Common Stock shall be, upon payment of the aggregate purchase price as provided herein, validly issued, fully paid, non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(x) No Restraint.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Amended Plan, the Rights Offering or the transactions contemplated by this Agreement.

(xi) HSR Act.  If the purchase of Shares by the Investors pursuant to this Agreement is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(xii) Consents and Approvals.  All other governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement, the Settlement Term Sheet and the Amended Plan shall have been made or received and shall remain in full force and effect.

(xiii) Enforceability.  This Agreement shall be valid and enforceable against the Company and the Company shall not be in breach of this Agreement in any material respect.

(xiv) NYSE/Nasdaq.  The New Common Stock issuable upon exercise of the Rights shall be approved for trading on the NYSE or Nasdaq Global Select Market, subject to official notice of issuance.

(xv) Comfort Letters.  On the Effective Date, the Independent Accountants shall have furnished to the Investors, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Investors, in form and substance reasonably satisfactory to the Investors, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus; provided, that the letter delivered on the Effective Date shall use a “cut-off” date no more than 3 Business Days prior to such Effective Date.

(xvi) Execution of Documents.  All documents set forth on Schedule 7(a) shall have been executed in form and substance reasonably satisfactory to the Company and the Investors.

(xvii) No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued in each by any federal, state or foreign governmental or regulatory authority that, as of the Effective Date, prohibits the issuance or sale of the Rights or the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that, as of the Effective Date, prohibits the issuance or sale of the Rights or the Shares.

(xviii) Good Standing.  The Investors shall have received on and as of the Effective Date satisfactory evidence of the good standing of the Company and its Significant Subsidiaries (as such term is defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act) in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(xix) Representations and Warranties and Covenants.  The representations and warranties of the Company in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects and the representations and warranties that are qualified as to materiality or Material Adverse Effect shall be true and correct, in each case, at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and the Company shall have complied in all material respects with all covenants in this Agreement and the Registration Rights Agreement applicable to it.

(xx) Officer’s Certificate.  The Investors shall have received on and as of the Effective Date a certificate of the chief financial officer or chief accounting officer of the Company (i) confirming that the Company has satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Effective Date and (ii) to the effect set forth in Section 7(a)(xx) above.

(xxi) Bankruptcy Court Approval.  The Registration Rights Agreement shall have been approved by the Bankruptcy Court and shall have been executed by the parties thereto in substantially the same form as the form thereof filed with the Bankruptcy Court.

(xxii) Exit Facility.  The Company shall have obtained secured and unsecured or other exit financing upon terms and conditions consistent with, or more favorable than, the terms set forth on Exhibit D hereto (the “Exit Facility”) and which shall be consummated on or prior to the Effective Date. In addition, the material terms of the Exit Facility, other than those set forth on Exhibit D, shall be such that the Investors providing a majority of the Backstop Commitment do not have a reasonable basis for believing that such terms negatively and materially impact the commitment of the Investors provided for in this Agreement, by among other things, negatively and materially impacting the operating or financial performance of Reorganized Solutia. The Company will promptly provide copies of all term sheets, drafts and final execution copies of the documentation for the Exit Facility (the “Exit Facility Documentation”) to counsel for the Investors and, in the event that counsel to the Investors does not notify the Company that any material provision contained in the Exit Facility Documentation, other than those terms set forth on Exhibit D, is not reasonably satisfactory to a majority of the Investors within five (5) business days from the receipt thereof, such Exit Facility Documentation shall be deemed to be reasonably satisfactory to the Investors. For purposes of clarity, any change to any subsequent version of Exit Facility Documentation that impacts provisions contained in earlier versions of the Exit Facility Documentation shall renew the opportunity for counsel to the Investors to provide notice to the Company of such provision being not reasonably satisfactory to each Investor.

(xxiii) Financial Projections.  The financial projections of the Company set forth in the Disclosure Statement shall be consistent in all material respects with the financial projections provided to the ratings agencies on September 17, 2007, as updated by materials provided to the Investors on September 26, 2007.

(xxiv) Extension Fees.  If required by Section 10(a)(iii), the Investors shall have received payment of any Extension Fees; the Extension Fees, if any, shall not have been required to be repaid, by the Bankruptcy Court or otherwise, to the Company.

(b) Conditions to the Obligations of the Company.  The obligation of the Company to issue and sell the Investor Shares to the Investors on the Effective Date are subject to the following conditions:

(i) Aggregate Purchase Price.  The Investors shall have delivered to the Company, as the total aggregate purchase price for the Investor Shares, an amount of readily available (same day) funds denominated in United States Dollars equal to the product obtained by multiplying (A) the Purchase Price (as it may be adjusted in accordance with the terms hereof) and (B) the number of Investor Shares (as it may be adjusted in accordance with the terms hereof).

(ii) Agreement Order.  The Agreement Order shall have been entered by the Bankruptcy Court in the form reasonably satisfactory to each of the Company and the Investors, and the Agreement Order shall have become a Final Order.

(iii) Confirmation Order.  The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall be non-appealable, shall not have been appealed within 10 days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

(iv) Amended Plan and Confirmation Order.  The Amended Plan, as approved, and the Confirmation Order as entered, by the Bankruptcy Court, and all amendments, modifications or changes thereto shall (A) be consistent in all respects with this Agreement, (B) provide for the release and exculpation of the Investors, their affiliates, representatives and advisors as provided herein and (C) otherwise consistent in all material respects with the Settlement Term Sheet.

(v) Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Amended Plan shall have been satisfied or waived, with the consent of the Investors, by the Company in accordance with the Amended Plan.

(vi) Rights Offering.  The Rights Offering shall have been conducted in accordance with the Rights Offering Procedures and in all material respects in accordance with this Agreement and the Expiration Time shall have occurred.

(vii) No Restraint.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Amended Plan, the Rights Offering or the transactions contemplated by this Agreement.

(viii) HSR Act.  If the purchase of Shares by the Investors pursuant to this Agreement is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(ix) Enforceability.  This Agreement shall be valid and enforceable against each Investor and no Investor shall be in breach of this Agreement in any material respect, except to the extent that Non-Defaulting Investors purchase any Default Shares as a result of any breach by a Defaulting Investor pursuant to Sections 2(a)(ii).

(x) Representations and Warranties and Covenants.  The representations and warranties of each Investor in this Agreement that are not qualified as to materiality or material adverse effect on the Investor’s performance of its obligations hereunder or similar qualifications shall be true and correct in all material respects, and the representations and warranties that are qualified as to materiality or material adverse effect on the Investor’s performance of its obligations hereunder or similar qualifications shall be true and correct, in each case, at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and each Investor shall have complied in all material respects with all covenants in this Agreement applicable to it, except, in each case, to the extent that Non-Defaulting Investors or purchase any Default Shares as a result of any breach of representations, warranties or covenants by a Defaulting Investor pursuant to Sections 2(a)(ii).

Section 8.  Indemnification.

(a) Indemnification Generally.  Subject to the approval of this Agreement by the Bankruptcy Court, whether or not the Rights Offering is consummated or this Agreement or the Backstop Commitment is terminated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Investors and their respective officers, directors, employees, agents, controlling persons and affiliates (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, the Backstop Commitment, the Transaction Documents, the Registration Statement, the Prospectus or the transactions contemplated thereby, including without limitation, payment of the Backstop Fee or the Extension Fees, if any, distribution of Rights, purchase and sale of Shares in the Rights Offering and purchase and sale of Shares pursuant to the Backstop Commitment or the Registration Rights Agreement, or any breach of the Company of this Agreement or the Registration Rights Agreement, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from (i) any breach of this Agreement by such Indemnified Person, (ii) bad faith, gross negligence or willful misconduct on the part of such Indemnified Person or (iii) statements or omissions in the Registration Statement or Prospectus or any amendment or supplement thereto made in reliance upon or in conformity with information relating to the Investors furnished to the Company in writing by or on behalf of the Investors expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereto. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of Shares contemplated by this Agreement bears to (ii) the Backstop Fee and Extension Fees paid or proposed to be paid to the Investors. The Indemnifying Party also agrees that no Indemnified Person shall have any liability based on their exclusive or contributory negligence or otherwise to the Indemnifying Party, any person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other person in connection with or as a result of the Rights Offering, the Backstop Commitment, the Transaction Documents, the Registration Statement, the Prospectus or the transactions contemplated thereby, except as to any Indemnified Person to the extent that any losses, claims, damages, liability or expenses incurred by the Company are finally judicially determined to have resulted from ( i) bad faith, gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Agreement or the Registration Rights Agreement or (ii) statements or omissions in the Registration Statement or Prospectus or any amendment or supplement thereto made in reliance upon or in conformity with information relating to the Investors furnished to the Company in writing by or on behalf of the Investors expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereto; provided, however, that in no event shall an Indemnified Person or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of any of their activities related to the foregoing. Notwithstanding the foregoing, each of the parties hereto may enforce the terms of this Agreement and may seek indirect, consequential and other damages as a result of any breach of the terms hereof. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(b) Certain Procedures.  Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to the Transaction Documents, the Registration Statement, the Prospectus or any of the transactions contemplated thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, promptly (and in any event within 10 Business Days) notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate (but not control) in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel, approved by Investors, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c) Limitations.  The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 8. Notwithstanding anything in this Section 8 to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Section 8, the Indemnifying Party shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9.  Survival of Representations and Warranties, Etc.  Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and the Effective Date, except that the representations and warranties made in Sections 3(f) through (s), and (u) through (gg) shall only survive for a period of 2 years after the Effective Date.

Section 10.  Termination.

(a) Termination by Investors.  Each of the Investors may terminate this Agreement as to itself:

(i) upon (A) any material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, including Section 3 and Section 7, (B) the failure of any of the conditions set forth in this Agreement, or (C) any of the conditions set forth in this Agreement becoming incapable of fulfillment (other than through the failure of the Investors to comply with their obligations), in the case of (A), (B) or (C), that is not curable or, if curable, is not cured within 15 days after written notice of such breach or failure is given to the Company by any Investor; provided, that the right to terminate this Agreement under this Section 10(a)(i) shall not be available to any Investor whose breach is the cause of the failure of the condition in Section 7 to be satisfied.

(ii) if the Exit Financing Condition has been satisfied and the Effective Date has not occurred, on or after February 28, 2007.

(iii) if the Exit Financing Condition has not been satisfied and the Effective Date has not occurred, on or after February 28, 2007, on or after 3:01 p.m. New York City time on December 31, 2007 if the Effective Date has not occurred prior to that time; provided that if the Company has paid to the Investors by wire transfer of immediately available funds not later than 3:00 p.m. New York City time on December 31, 2007, a fee in the amount of $3,125,000 (the “Extension Fee”), which shall be earned by each Investor upon payment, then the Investors may not terminate this Agreement pursuant to this Section 10(a)(iii) until March 31, 2008.

(b) Effect of Termination.  Upon termination under this Section 10, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that (i) nothing contained herein shall release any party hereto from liability from any breach and (y) the covenants and agreements made by the parties herein under Section 2(d) Sections 8, 9 and 11 through 19 shall survive indefinitely in accordance with their terms.

Section 11.  Notices.  All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) If to the Investors, to the addresses set forth below each Investor’s signature on the signature pages hereto.

with copies to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Kris Hansen
Brett Lawrence
Fax: (212) 806-6006

and to:

Haynes and Boone, LLP
901 Main St., Suite 3100
Dallas, TX 75202
Attention: Lenard M. Parkins
Fax: (713) 236-5405

(b) If to the Company, to:

Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St Louis, Missouri
Attention: General Counsel
Fax: (314) 674-8703

with a copy to:

Kirkland & Ellis LLP 153 East 53rd Street, New York, New York 10022-4611 Attention:	Thomas W. Christopher Jonathan S. Henes Fax: (212) 446-4900

Section 12.  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the previous sentence, this Agreement, or the Investors’ obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Investors to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Investors over which the Investors or any of their Affiliates exercise investment authority, including, without limitation, with respect to voting and dispositive rights; provided, that any such assignee assumes the obligations of the Investors hereunder and agree in writing to be bound by the terms of this Agreement in the same manner as the Investors. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the Investors of their obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 8 with respect to the Indemnified Parties, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 13.  Prior Negotiations; Entire Agreement.  This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

Section 14.  GOVERNING LAW; VENUE.  THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

Section 15.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 16.  Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company and those Investors providing two-thirds of the Backstop Commitment, and, to the extent required, the approval of the Bankruptcy Court; provided, however, that no such amendment, modification, supersession, cancellation, renewal, extension or waiver shall materially alter the rights or obligations of any Investor without such Investor’s individual prior written consent; provided, further, that the amendment, modification, supersession, cancellation, renewal extension or waiver of any of the following provisions shall require the express written consent of each Investor: the definition of “Material Adverse Effect”, Section 2, Section 5(m), Section 7(a)(ii), Section 7(a)(iv), Section 7(a)(v), Section 7(a)(xxii), Section 10 and Section 16 Notwithstanding the foregoing, (i) no amendment, modification, supersession, cancellation, renewal extension or waiver of any provision shall adversely affect any Investor, or such Investor’s broker-dealer affiliates, in connection with such Investor’s or affiliate’s activities as a broker-dealer, in such Investor’s sole discretion, without such Investor’s consent. and (ii) any amendment waiver of Section 19 with respect to any Investor and its affiliates shall not require the consent of any other Investor. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

Section 17.  Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 18.  Specific Performance.  The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

Section 19.  Voting Restriction.  Subject to the last sentence of this Section 19, the shares of New Common Stock acquired by the Investors hereunder, as well as any other shares of New Common Stock received by the Investors and their respective affiliates under or in connection with the Amended Plan and any shares of such stock that may be acquired by the Investors and their respective affiliates during the Restriction Period, as defined below, shall not be entitled to vote for the election of directors of the Company at any time during the Restriction Period while held by or for the benefit of any of the Investors or their respective affiliates. This restriction shall apply to the Investors, together with their respective affiliates, on a several and not joint basis, and shall terminate at 12:01 am on the day following the last day of the Restriction Period. This restriction shall not apply to any share of New Common Stock after sale or other transfer of such share by the Investors or their affiliates to a party not affiliated with any Investor or affiliate. For purposes of this provision, the “Restriction Period” shall begin on the Effective Date and shall terminate on the date that is eight months and one day after the Effective Date. Notwithstanding anything contained herein to the contrary, (i) none of the provisions of this Section 19 shall apply to any shares of New Common Stock acquired or received by Highland Capital Management, L.P. or its affiliates, (ii) the provisions of this Section 19 shall apply to shares of New Common Stock acquired or received by UBS Securities LLC or its affiliates only to the extent they are held as part of proprietary trading or investment for the account of UBS Securities LLC or an affiliate, excluding any claims or interests in respect of which UBS Securities LLC or an affiliate exercises voting authority due to a financing, custodial, advisory or fiduciary relationship and (iii) the provisions of this Section 19 shall apply to shares of New Common Stock acquired or received by Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates only to the extent they are held as part of proprietary trading or investment for the account of Merrill Lynch, Pierce, Fenner & Smith Incorporated or an affiliate, excluding any claims or interests in respect of which Merrill Lynch, Pierce, Fenner & Smith Incorporated or an affiliate exercises voting authority due to a financing, custodial, advisory or fiduciary relationship.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SOLUTIA INC.

By:	/s/ Jeffry N. Quinn
Name:     Jeffry N. Quinn

Title:	President, Chief Executive Officer and Chairman of the Board

Agreed and Accepted:

OFFICIAL COMMITTEE OF UNSECURED
CREDITORS OF SOLUTIA INC., ET AL

By:
Name:

Title:

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SOLUTIA INC.

By:
Name:

Title:

Agreed and Accepted:

OFFICIAL COMMITTEE OF UNSECURED
CREDITORS OF SOLUTIA INC., ET AL

By:	/s/ James Savin
Name:     James Savin

Title:	Partner, Akin Gump Strauss Hauer & Feld LLP, Counsel to the Official Committee of Unsecured Creditors of Solutia Inc. et al

INVESTORS

HIGHLAND CRUSADER HOLDING CORPORATION

By:	/s/ Michael Colvin
Name:     Michael Colvin

Title:	Secretary

Address:
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, TX 75240-6620
Attention: Patrick Conner
Fax: (972) 628-4147

[Signature Page of Commitment Agreement]

LONGACRE FUND MANAGEMENT, L.L.C.*

By:	/s/ Steven Weissman
Name:     Steven Weissman
Title:     Member

Address:
810 Seventh Avenue, 22nd Floor
New York, NY 10019
Attention: John Brecker
Fax: (212) 259-4304

*   As Investment Manager,
On behalf of Longacre Master Fund, Ltd. and Longacre Capital Partners (QP), L.P.

[Signature Page of Equity Commitment Agreement]

MERRILL LYNCH PIERCE, FENNER &
SMITH INCORPORATED

By:	/s/ Ronald Torok
Name:     Ronald Torok
Title:     Director

Address:
4 World Financial Center
250 Vesey Street
New York, NY 10080
Attention: Chris Moon/Ron Torok
Fax: (212) 449-0769

[Signature Page of Commitment Agreement]

GMAM INVESTMENT FUNDS TRUST II By: Murray Capital Management, Inc., its agent

By:	/s/ Scott V. Beechert
Name:     Scott V. Beechert

Title:	General Counsel & Chief Compliance Officer

RECAP INTERNATIONAL (MASTER) LTD. By: Murray Capital Management, Inc., its agent

By:	/s/ Scott V. Beechert
Name:     Scott V. Beechert

Title:	General Counsel & Chief Compliance Officer

INSTITUTIONAL BENCHMARK SERIES
(MASTER FEEDER) LTD., a segregated
accounts company, solely with respect to the
Muscida series.
By: Murray Capital Management, Inc., its agent

By:	/s/ Scott V. Beechert
Name:     Scott V. Beechert

Title:	General Counsel & Chief Compliance Officer

Address (for the above three entities):
c/o Murray Capital Management, Inc.
680 Fifth Avenue
New York, NY 10019
Attention: General Counsel
Fax: (212) 582-5525

[Signature Page of Equity Commitment Agreement]

SOUTHPAW ASSET MANAGEMENT*

By:	/s/ Kevin Wyman
Name:     Kevin Wyman

Title:	Managing Member of General Partner-Southpaw Holdings LLC

Address:
Southpaw Asset Management LP
4 Greenwich Office Park, 1st Floor
Greenwich, CT 06831
Attention: Arif Y. Gangat
Fax: (203) 862-6201

[Signature Page of Equity Commitment Agreement]

UBS SECURITIES LLC

By:	/s/ Mark Lane
Name:     Mark Lane

Title:	Managing Director

By:	/s/ Thomas Tormey
Name:     Thomas Tormey

Title:	Director

Address:
677 Washington Boulevard
Stamford, CT 06901
Attention: Thomas A. Tormey
Fax: (203) 719-0207
W/Copy To:
Fixed Income Legal
Fax: (203) 719-0680

[Signature Page of Commitment Agreement]

Schedule I

Index of Defined Terms

Term	Section

Agreement	Preamble
Agreement Motion	Section 5(a)
Agreement Order	Section 2(c)
Amended Plan	Section 1(a)
Backstop Commitment	Section 2(a)(i)
Backstop Fee	Section 2(c)
Bankruptcy Court	Preamble
Bankruptcy Rules	Section 3(b)(i)
Chapter 11 Proceedings	Section 3(o)
Code	Section 3(w)
Commission	Section 3(g)
Commitment Notice	Section 1(e)
Commitment Percentage	Section 2(a)(i)
Company	Preamble
Confirmation Hearing	Section 2(c)
Court Orders	Section 3(b)(i)
Defaulting Investor	Section 2(a)(i)
Default Purchase Right	Section 2(a)(ii)
Default Shares	Section 2(a)(ii)
Determination Date	Section 1(e)
Direct Purchase Right	Section 2(b)
Direct Purchase Shares	Section 2(b)
Disclosure Statement	Section 3(j)
Effective Date	Section 1(d)
Eligible Holder	Recitals
Environmental Laws	Section 3(v)
ERISA	Section 3(w)
Exchange Act	Section 3(i)
Exchange Act Documents	Section 3(i)
Existing Plan	Preamble
Exit Extension Fee	Section 10(a)(ii)
Exit Facility	Section 7(a)(xxiii)
Exit Financing Condition	Section 2(c)
Expiration Time	Section 1(b)
Extension Fee	Section 10(a)(iii)
HSR Act	Section 3(g)
Inconsistent Transaction	Section 5(o)
Indemnified Person	Section 8(a)
Indemnifying Party	Section 8(a)
Independent Accountants	Section 3(q)
Investor Agreement	Section 2(a)(i)
Investor Default	Section 2(a)(ii)
Investor Shares	Section 2(b)

Term	Section

Investors	Preamble
Material Adverse Effect	Section 3(a)
Non-Defaulting Investors	Section 2(a)(ii)
Over-Allotment Right	Section 1(c)
Payment Date	Section 1(b)
Preliminary Prospectus	Section 3(k)
Proceedings	Section 8(b)
Prospectus	Section 3(k)
Purchase Price	Recitals
Registration Rights Agreement	Section 5(m)
Registration Statement	Section 5(i)
Restricted Period	Section 5(j)
Right	Recitals
Rights Exercise Period	Section 1(b)
Rights Offering	Recitals
Rights Offering Procedures	Recitals
Satisfaction Notice	Section 1(e)
Securities Act	Section 3(g)
Settlement Term Sheet	Section 1(a)
Share	Recitals
Subscription Agent	Section 5(e)
Transaction Documents	Section 3(n)
Transaction Expenses	Section 2(d)
Unsubscribed Shares	Recitals

Schedule II

Commitment Percentages

Exhibit A

Rights Offering Procedures

RIGHTS OFFERING PROCEDURES

1.	Introduction

Each Holder1 of a General Unsecured Claim, whose General Unsecured Claim has been allowed for voting purposes, or a Noteholder Claim (an “Eligible Holder”) has the right, but not the obligation, to purchase New Common Stock (the “Rights Offering”) pursuant to the rights offering subscription exercise form (the “Rights Exercise Form”), which will be sent to each Eligible Holder contemporaneously with the Disclosure Statement. The Rights Exercise Form will indicate the price per share of New Common Stock (the “Rights Exercise Price”) payable in connection with such an exercise. Any reference to an Eligible Holder’s Rights Exercise Price shall mean the Rights Exercise Price multiplied by the number of shares of New Common Stock such Eligible Holder elected and duly purchased in accordance with and subject to these Rights Offering Procedures. For purposes of these Rights Offering Procedures, an Eligible Claim Transfer Shareholder who purchases one or more Allowed General Unsecured Claims in accordance with the Claim Transfer Procedures and validly exercises Rights with respect thereto shall be deemed to be an Eligible Holder.

Each Eligible Holder shall have the right to purchase up to its New Common Stock Pro Rata Share (as defined below) of the New Common Stock that is subject to the Rights Offering, not including the Backstop Reserve (the “Initial Rights”). “New Common Stock Pro Rata Share” means the ratio (expressed as a percentage) of such holder’s Rights Participation Claim Amount (as defined below) to the aggregate amount of all Rights Participation Claim Amounts available to Eligible Holders as of the Record Date. In addition, the Rights Exercise Form will provide that Eligible Holders that have exercised their full pro rata share of Initial Rights may indicate the amount of additional Rights (the “Additional Rights”) that they would like to exercise in the event that the Rights Offering is under-subscribed (an “Under-Subscription”) as of the deadline for returning Rights Exercise forms (the “Rights Offering Deadline”). No Eligible Holder will be granted or allowed to exercise any fractional Rights.

In the event of an Under-Subscription, Eligible Holders that elected to exercise Additional Rights will be entitled to purchase a number of additional shares of New Common Stock in an amount equal to the number of Additional Rights elected on each Eligible Holder’s Rights Exercise Form; provided, however, that in the event that Eligible Holders, in the aggregate, attempt to exercise more Additional Rights than are available for all Eligible Holders electing to exercise Additional Rights, Eligible Holders will only be able to exercise their pro rata share of Additional Rights (as determined by the Rights Participation Claim Amounts of all such Eligible Holders). The Initial Rights and Additional Rights are collectively referred to herein as the “Rights.”

The Rights Offering will be backstopped by the Backstop Group in exchange for a $6.25 million fee and the right to subscribe for, and acquire, up to 15% of the New Common Stock being issued pursuant to the Rights Offering (the “Direct Purchase Option”).

Each Right can be exercised for one share of New Common Stock. An aggregate of 15,936,703 shares of New Common Stock will be available upon the exercise of Initial Rights; provided, however, that the number of shares available for the exercise of Additional Rights may be increased by up to 2,812,359 shares if the Backstop Parties do not exercise the Direct Purchase Option.

“Claim Transfer Shareholder Claim” means the General Unsecured Claims that an Eligible Claim Transfer Shareholder acquired by exercising its rights pursuant to the Claim Transfer Procedures.

“Disclosure Statement” means that certain Disclosure Statement, approved by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on October [  ], 2007.

“Subscription Agent” means Financial Balloting Group LLC, in its capacity as such.

1 All capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Amended Plan.

“Rights Participation Claim Amount” means, (a) in the case of a Noteholder Claim, the principal amount adjusted for unaccrued interest of such Noteholder Claim as of the Record Date; and (b) in the case of any General Unsecured Claim other than a Noteholder Claim, the amount of such Claim listed on the Rights Exercise Form, which shall reflect the amount of such General Unsecured Claim that is allowed for voting purposes, or such other amount as may be adjudicated in an order of the Bankruptcy Court at least five (5) days prior to the Voting Deadline.

Notwithstanding anything contained in the Plan to the contrary, under no circumstances shall any Holder of a General Unsecured Claim that is not entitled to vote on the Plan pursuant to the Disclosure Statement Order have any Rights Participation Claim Amount with respect to such General Unsecured Claim.

Before exercising any Rights, Eligible Holders should read the Disclosure Statement, including the section entitled, “Risks Related to the Debtors’ Business and Industry” and the valuation of the Reorganized Debtors contained therein.

2.	Commencement/Expiration of the Rights Offering

The Rights Offering shall commence on the day upon which the Rights Exercise Forms are mailed to Eligible Holders (the “Commencement Date”). The Rights Offering shall expire on the Rights Offering Deadline. Each Eligible Holder intending to participate in the Rights Offering must affirmatively make a non-binding election to exercise its Rights on or prior to the Rights Offering Deadline in accordance with the provisions of Section 3 below.

As promptly as practicable, and in any event not later than [twenty-five (25)] Days, following the Voting Deadline, Solutia shall deliver, or cause to be delivered, to each Eligible Holder that has sought to exercise Rights or their bank, broker, agent or other nominee a written statement specifying the Rights, including the Additional Rights, each Eligible Holder may purchase.

3.	Exercise of Rights

Exercise of Initial Rights

Each Eligible Holder may designate on its Rights Exercise Form whether it wishes to exercise its Initial Rights and such designation shall be non-binding.

Each Eligible Holder is entitled to participate in the Rights Offering solely to the extent of its Rights Participation Claim Amount, together with any Additional Rights to the extent available in the event of an Under-Subscription, provide, however, that an Eligible Holder may only elect to subscribe for Additional Rights if they elect to fully subscribe to their Initial Rights.

Each Eligible Holder may exercise all or any portion of such holder’s Rights pursuant to the procedures outlined below, as appropriate.

Exercise of Additional Rights

Any Eligible Holder that exercises all of its Initial Rights may indicate on its Rights Exercise Form how many additional shares of New Common Stock such Eligible Holder wishes to purchase through the exercise of Additional Rights.

Exercise by Holders of General Unsecured Claims

To exercise the Rights, each Eligible Holder (excluding Eligible Holders that hold Noteholder Claims or Claim Transfer Shareholder Claims) must deliver a duly completed Rights Exercise Form so that such form is actually received by the Subscription Agent on or before the Rights Offering Deadline. If, on or prior to the Rights Offering Deadline, the Subscription Agent for any reason does not receive from an Eligible Holder or its intermediary a duly completed Rights Exercise Form, such Eligible Holder shall be deemed to have relinquished and waived its Rights.

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To facilitate the exercise of the Rights, on the Commencement Date, the Debtors will mail or cause to be mailed a Rights Exercise Form to each Eligible Holder or its intermediary as of the Record Date, together with instructions for the proper completion, due execution and timely delivery of the Rights Exercise Form to the Subscription Agent.

Exercise by Holders of Noteholder Claims

For an Eligible Holder of a Noteholder Claim to exercise its Rights, such holder must provide its instruction to its bank, broker, or other nominee or to its agent. The bank, broker, or other nominee or agent, in turn, must then convey the instruction to the Subscription Agent on or before the Rights Offering Deadline. For purposes of this Rights Offering, Wilmington Trust Company, in its capacity as Indenture Trustee, shall not constitute a Nominee and shall have no responsibility with respect to sending any Rights Offering information or collecting any Rights Offering Forms.

To facilitate the exercise of the Rights for Holders of Noteholder Claims, on the Commencement Date, the Debtors will deliver Rights Exercise Forms to the record holders of such Claims, including, without limitation, brokers, banks, dealers, or other agents or nominees (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the Rights Exercise Form and Disclosure Statement for distribution to the beneficial owners of the Noteholder Claims for whom such Subscription Nominee holds such Noteholder Claims. The Subscription Nominees may use the Rights Exercise Form provided or such other form as they may customarily use for the purpose of obtaining instructions with respect to a rights offering.

Exercise by Holders of Claim Transfer Shareholder Claims

To facilitate the exercise of the Rights for Holders of Claim Transfer Shareholder Claims, the Debtors will include the Claim Transfer Procedures and Equity Claim Purchase Election Form with the Disclosure Statement, which is being provided to all Holders of Solutia Stock eligible to vote as of the Voting Record Date (see Exhibit [     ] to the Disclosure Statement).

Payment for Rights

As soon as practicable after the Registration Statement filed with the SEC on Form S-1 is declared “effective” by the SEC, Solutia shall deliver to each Eligible Holder that has indicated an interest to exercise its Initial Rights (and Additional Rights, if applicable) a notice setting forth the number of shares of New Common Stock such Eligible Holder is entitled to purchase, such Holder’s Total Exercise Price and instructions for payment of such Holder’s Exercise Price.

If, on or prior to the payment deadline set forth in such instructions, which deadline shall be approximately ten days after the notices described above are distributed, the Subscription Agent for any reason does not receive on behalf of the Eligible Holder immediately available funds by wire transfer or bank cashier’s check in an amount equal to the Total Exercise Price for such Eligible Holder’s Rights, such Eligible Holder shall be deemed to have relinquished and waived its Rights.

Subsequent determination of Rights Participation Claim Amount

If, after the Record Date but at least five (5) days prior to the Voting Deadline, a Holder of a General Unsecured Claim becomes entitled to Initial Rights, or a different amount of Initial Rights than initially granted, as a result of a Bankruptcy Court order estimating, allowing, disallowing or reclassifying such Claim, such Eligible Holder shall be permitted to participate in the Rights Offering with respect to such new Rights Participation Claim Amount.

Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form and eligibility of any exercise of Rights shall be addressed in good faith by the Debtors in consultation with the Creditors’ Committee, and the Equity

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Committee with respect to Rights exercised by Eligible Claim Transfer Shareholders, and subject to a final determination by the Bankruptcy Court, the determinations of which shall be final and binding. The Debtors, in consultation with the Creditors’ Committee and subject to Bankruptcy Court approval, may seek to waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as they may determine in good faith to be appropriate, or reject the purported exercise of any Rights. Subscription instructions shall be deemed not to have been properly completed until all irregularities have been waived or cured within such time as the Debtors determine in their discretion reasonably exercised in good faith. The Debtors reserve the right, but are under no obligation, to give notice to any Eligible Holder regarding any defect or irregularity in connection with any purported exercise of Rights by such Eligible Holder and the Debtors may, but are under no obligation, to permit such defect or irregularity to be cured within such time as they may determine in good faith, in consultation with the Creditors’ Committee, the Equity Committee with regard to Rights exercised by Eligible Claim Transfer Shareholders, and subject to Bankruptcy Court approval, to be appropriate; provided, however, that none of the Debtors, the Subscription Agent, the Creditors’ Committee, or the Equity Committee shall incur any liability for failure to give such notification.

The Debtors, with the approval of the Bankruptcy Court and Creditors’ Committee, and following advance written notice to the Noteholders’ Committee, may extend the duration of the Rights Offering or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Rights.

Funds

The payments made in accordance with the Rights Offering (the “Rights Offering Funds”) shall be deposited when made and held by the Subscription Agent in escrow pending the Effective Date in an account or accounts (a) which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements and (b) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering and the Equity Purchase Offering until the Effective Date. The Subscription Agent shall not use the Rights Offering Funds for any purpose other than to release the funds as directed by the Debtors on the Effective Date and shall not encumber or permit the Rights Offering Funds to be encumbered by any lien or similar encumbrance.

Waiver

Each Holder that participates in the Rights Offering shall be deemed by virtue of such participation, to have waived and released, to the fullest extent permitted under applicable law, all rights, claims or causes of action against the Debtors, the Reorganized Debtors, the Creditors’ Committee and the Subscription Agent arising out of or related to the receipt, delivery, disbursements, calculations, transmission or segregation of cash, Rights and shares of New Common Stock in connection with the Rights Offering.

4.	Transfer Restriction; Revocation

Pursuant to the Plan, and subject to the Claim Transfer Procedures, the Rights are not transferable independently of the underlying General Unsecured Claims or Noteholder Claims from which such Rights arise. Except with regard to Rights acquired pursuant to the Claims Transfer Procedures, Rights may only be exercised by or through the Eligible Holder entitled to exercise such Rights on the Record Date. Any such independent transfer or attempted transfer of the Rights, aside from a transfer pursuant to the Claim Transfer Procedures, will be null and void and the Debtors will not treat any purported transferee as the holder of any Rights. Once the Eligible Holder of a General Unsecured Claim, Noteholder Claim, or Claim Transfer Shareholder Claim has properly exercised its Rights and paid its Total Exercise Price, such exercise will not be permitted to be revoked by such Eligible Holder.

5.	Subsequent Adjustments

If, as of the Rights Offering Deadline, as a result of allowances of General Unsecured Claims or Noteholder Claims or other actions following the Record Date, more than all of the New Common Stock

4

subject to the Rights Offering has been subscribed for (other than as a result of the exercise of Additional Rights in the event of an Under-Subscription), each properly exercising holder of a General Unsecured Claim, Noteholder Claim, or Claim Transfer Shareholder Claim shall have the Rights which it may exercise reduced on a pro rata basis. The difference between the price actually paid by such exercising holder and the Rights Exercise Price that such holder is required to pay after giving effect to the reduction, if any, shall be refunded, without interest, as soon as reasonably practicable after the Effective Date. Any adjustment to Rights shall first be made to the Additional Rights, if any.

6.	Inquiries And Transmittal Of Documents; Subscription Agent

The exercise instructions contained in the Rights Exercise Form should be carefully read and strictly followed.

Questions relating to the Rights Offering should be directed to the Subscription Agent at the following phone number:

Financial Balloting Group LLC
646-282-1800

The risk of non-delivery of all documents and payments is on the Eligible Holders electing to exercise their Rights, not the Debtors or the Subscription Agent.

7.	Rights Offering Conditioned Upon Confirmation of The Plan; Reservation of Rights

All exercises of Rights are subject to and conditioned upon the confirmation of the Plan and the occurrence of the Effective Date of the Plan. Notwithstanding anything contained herein, the Disclosure Statement or the Plan to the contrary, the Debtors and the Reorganized Debtors reserve the right, in consultation with the Creditors’ Committee and the Equity Committee, to modify these Rights Offering Procedures in order to comply with applicable law.

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Exhibit B

Settlement Term Sheet

Exhibit C

Registration Rights Agreement Terms

Exhibit D

Exit Facility Terms